Exhibit 99.1
News
CapitalSource Inc.
5404 Wisconsin Avenue
Second Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael Weiss
Senior Vice President, Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
doakes@capitalsource.com	mweiss@capitalsource.com
CAPITALSOURCE REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
•	Net Income of $6 Million or $0.02 Per Share in the Quarter

•	New Funded Loans of $536 Million in the Quarter

•	CapitalSource Bank Net Interest Margin Above 5%

•	Credit Performance Improves

•	Plan to Obtain Commercial Bank Charter Progressing
Chevy Chase, MD., February 24, 2011 —CapitalSource Inc. (NYSE: CSE) today announced financial results for the fourth quarter and the full year 2010. Net income for the quarter was $6 million or $0.02 per diluted share, compared to net income in the prior quarter of $78 million or $0.24 per diluted share and a net loss of $244 million or $0.76 per diluted share in the fourth quarter of 2009. Net loss for the full year 2010 was $109 million or $0.34 per diluted share, compared to a net loss of $869 million or $2.84 per diluted share for the full year 2009.
“2010 was a pivotal year for CapitalSource, as we made substantial progress in our transformation to an independent regional bank paired with a national lending platform. By year-end, CapitalSource Bank had over $6 billion in assets — approximately 65% of the Company total. We expect 2011 will be another year of solid growth and profitability for the Bank,” said John K. Delaney, CapitalSource Executive Chairman. “During the year we also substantially reduced Parent Company debt, while significantly improving liquidity and effectively managing the credit performance of our loan portfolio.”
“Our lending teams finished the year strongly with $536 million of new loans closed and funded in the fourth quarter at a blended all-in yield of 7.0%. New loans in the quarter were spread among most of our product lines, with the largest concentration in equipment finance. Technology cash flow, healthcare cash flow, multifamily and general real estate were also substantial contributors,” said James J. Pieczynski, CapitalSource Co-CEO. “Total 2010 originations exceeded $1.6 billion, which was above our expectation when the year began. We are projecting loan originations for 2011 of $1.8-$1.9 billion — a pace 10-15% higher than last year.”
“Top line growth, a net interest margin over 5% and meaningful improvement in all of our credit metrics combined to make the fourth quarter particularly strong for CapitalSource Bank,” said Tad Lowrey, CapitalSource Bank President and CEO. “Net interest income for the full year 2010 increased by 35%, as we brought down the Bank’s cost of interest bearing liabilities for the full year by 102 basis points to 1.34% and more than doubled new loan production. With our 2010 financial performance as a foundation and projected loan originations, CapitalSource Bank is extremely well positioned for another year of profitable growth.”
“The Company is actively pursuing a commercial charter for CapitalSource Bank. We are engaged in on-going meetings and discussions with the Federal Reserve, which will further clarify the steps necessary before filing our bank holding company application,” said Steven A. Museles, CapitalSource Co-CEO. “The process is moving forward and we continue to expect it can be concluded during the second half of this year.”
“During the fourth quarter we continued to reduce Parent Company debt, while increasing liquidity. For the full year Parent Company debt declined by approximately $2.5 billion or 55%, and unrestricted cash was $467 million at the end of the fourth quarter,” said Donald F. Cole, CapitalSource CFO. “The December 2010 amendment to our Senior Secured Notes created substantial financial flexibility, which facilitates our use of available cash to purchase the $281 million outstanding of convertible debentures redeemable in July of this year. Given our unrestricted cash position on December 31, 2010, we are very comfortable with our liquidity profile for the coming year.”
CapitalSource Bank Segment
The segment comprises the Company’s commercial lending and banking business activities in CapitalSource Bank
•	Total loans held for investment and loans held for sale were $3.8 billion at the end of the quarter, an increase of $143 million from the end of the prior quarter primarily due to new funded loan commitments of $536 million partially offset by loan payoffs of $232 million and principal repayments of $89 million. The yield on the loan portfolio was 7.82% for the quarter, an increase of 2 basis points from the prior quarter.

•	Investment securities, available-for-sale, which primarily consist of investments in Agency callable notes, Agency and Non-Agency MBS and US Treasury and Agency securities, were consistent with the prior quarter at $1.5 billion.

•	Investment securities, held-to-maturity, which consist primarily of investments in the most senior AAA-rated tranches of CMBS, were $184 million at the end of the quarter, a decrease of $24 million from the end of the prior quarter due to principal payments partially offset by discount accretion.

•	Cash and cash equivalents, including restricted cash were $377 million at the end of the quarter, an increase of $12 million from the end of the prior quarter.

•	Deposits were $4.6 billion at the end of the quarter, consistent with the end of the prior quarter. The average rate on new and renewed certificates of deposit was 0.98% for the quarter, compared to 0.99%

for the prior quarter. At quarter end the weighted average interest rate on deposits was 1.18%, a decrease of 7 basis points from the end of the prior quarter.

•	Interest income was $87 million for the quarter, an increase of $1 million from the prior quarter primarily due to loan portfolio growth and a decrease in loans on non-accrual, partially offset by the payoff of the “A” Participation Interest which occurred early in the quarter.

•	Net interest margin was 5.04% for the quarter, an increase of 7 basis points from the prior quarter primarily due to loan portfolio net growth, a decrease in loans on non-accrual and a lower cost of interest bearing liabilities.

•	Yield on average interest earning assets was 6.13% for the quarter, an increase of 3 basis points from the prior quarter primarily due to loan portfolio net growth and a decrease in loans on non-accrual.

•	Cost of interest-bearing liabilities, which consist of deposits and FHLB borrowings, was 1.25% for the quarter, a decrease of 5 basis points from the prior quarter. The cost of deposits decreased 6 basis points from the prior quarter to 1.20% primarily due to continued re-pricing of higher rate maturing CDs at lower rates. The cost of FHLB borrowings was 1.98%, an increase of 5 basis points from the prior quarter.

•	Non-interest income (expense) was $5 million for the quarter, a decrease of $2 million from the prior quarter primarily due to higher REO-related expenses and valuation adjustments.

•	Total operating expenses were $32 million, an increase of $3 million from the prior quarter primarily due to loan referral fees paid to the Parent Company which were $1.8 million higher than the previous quarter due to the increased level of loan closings. Operating expenses as a percentage of average total assets were 2.10%, an increase of 16 basis points from the prior quarter.

•	Total Risk-Based Capital Ratio was 18.13% at the end of the quarter, a decrease of 13 basis points from the end of the prior quarter. Total risk-based capital increased $19 million to $814 million, but total risk-based assets grew more rapidly causing the ratio to decline.

•	Tier 1 Leverage Ratio was 13.15% at the end of the quarter, an increase of 12 basis points from the end of the prior quarter. Total Tier 1 capital increased $18 million to $757 million.

•	Tangible Common Equity to Tangible Assets Ratio was 12.61% at the end of the quarter, a decrease of 24 basis points from the end of the prior quarter. Tangible common equity increased $8 million to $751 million, but total tangible assets grew more rapidly causing the ratio to decline.

•	Loans on non-accrual were $248 million at the end of the quarter, a decrease of $102 million from the end of the prior quarter. The decrease was due to loan payoffs, loan sales, foreclosures and charge-offs. Loans on non-accrual as a percentage of total loans were 6.45%, a decrease from 9.44% at the end of the prior quarter.

•	Impaired loans were $346 million at the end of the quarter, a decrease of $56 million from the end of the prior quarter. The decrease was due to loan payoffs, loan sales, foreclosures and charge-offs partially offset by new impaired loans. Impaired loans as a percentage of total loans were 9.00%, a decrease from 10.86% at the end of the prior quarter.

•	Loans 30-89 days delinquent were $9 million at the end of the quarter, a decrease of $7 million from the end of the prior quarter. Loans 30-89 days delinquent as a percentage of total loans were 0.24%, a decrease of 20 basis points compared to the end of the prior quarter.

•	Loans 90 or more days delinquent were $70 million at the end of the quarter, a decrease of $79 million from the end of the prior quarter. The decrease was primarily due to loan sales and foreclosures. Loans 90 or more days delinquent as a percentage of total loans were 1.82%, a decrease from 4.03% at the end of the prior quarter.

•	Net charge-offs were $16 million in the quarter, a decrease of $32 million from the prior quarter. Net charge-offs for the 12 months ended December 31, 2010 as a percentage of average loans were 4.19%, a decrease of 45 basis points compared to the 12 months ended September 30, 2010.

•	Provision for loan losses was $10 million for the quarter, a decrease of $5 million from the prior quarter.

•	Allowance for loan losses was $125 million at the end of the quarter, a decrease of $6 million from the end of the prior quarter. Allowance for loan losses as a percentage of total loans was 3.25%, a decrease of 28 basis points compared to the end of the prior quarter.
Other Commercial Finance Segment
The segment comprises the Company’s loan portfolio and other business activities in the Parent Company
•	Total loans held for investment and loans held for sale were $2.6 billion at the end of the quarter, a decrease of $412 million from the end of the prior quarter primarily due to loan payoffs of $269 million, loans charged-off of $73 million and loan sales of $50 million. Loan yield increased by 36 basis points from the prior quarter to 8.97%.

•	Cash and cash equivalents were $467 million at the end of the quarter, an increase of $183 million from the end of the prior quarter primarily due to loan collections, loan sales and receipt of a $37 million federal tax refund.

•	Restricted cash was $105 million at the end of the quarter, consistent with the end of the prior quarter.

•	Interest income was $67 million for the quarter, a decrease of $3 million from the prior quarter primarily due to a decrease in the outstanding loan balance.

•	Yield on average interest-earning assets was 8.96% for the quarter, an increase of 91 basis points from the prior quarter primarily due to increases in loan yield and investment yield.

•	Cost of interest bearing liabilities was 6.21% for the quarter, a decrease of 34 basis points from the prior quarter primarily due to a decrease in the amortization of deferred financing fees. Borrowing spread to average one-month LIBOR decreased 31 basis points to 5.95%.

•	Total operating expenses were $43 million, an increase of $2 million from the prior quarter. Operating expenses as a percentage of average total assets were 4.69% for the quarter, an increase of 63 basis points from the prior quarter primarily due to an increase in compensation expense and a decrease in total assets.

•	Loans on non-accrual were $451 million at the end of the quarter, an increase of $13 million from the end of the prior quarter. The increase was due to new non-accruals of $99 million, partially offset by charge-offs, loan payoffs, loan sales and foreclosures. Loans on non-accrual as a percentage of total loans increased to 17.95%, compared to 14.99% at the end of the prior quarter, due primarily to the decline in total loans in the quarter.

•	Impaired loans were $585 million at the end of the quarter, an increase of $10 million from the end of the prior quarter. The increase was due to new impaired loans of $98 million, partially offset by charge-offs, loan payoffs, loan sales and foreclosures. Impaired loans as a percentage of total loans increased to 23.30%, compared to 19.68% at the end of the prior quarter.

•	Loans 30-89 days delinquent were $19 million at the end of the quarter, a decrease of $22 million from the end of the prior quarter. Loans 30-89 days delinquent as a percentage of total loans were 0.74%, a decrease of 65 basis points compared to the end of the prior quarter.

•	Loans 90 or more days delinquent were $250 million at the end of the quarter, an increase of $36 million from the end of the prior quarter. The increase was due to new 90 or more day delinquencies of $82 million, partially offset by loan sales and foreclosures. Loans 90 or more days delinquent as a percentage of total loans increased to 9.95%, compared to 7.30% at the end of the prior quarter.

•	Net charge-offs were $73 million, an increase of $35 million from the prior quarter. Net charge-offs for the 12 months ended December 31, 2010 as a percentage of average loans were 7.17%, a decrease of 115 basis points compared to the 12 months ended September 30, 2010.

•	Provision for loan losses was $14 million for the quarter, a decrease of $10 million from the prior quarter.

•	Allowance for loan losses was $204 million at the end of the quarter, a decrease of $59 million from the end of the prior quarter. The decrease was primarily due to charge-offs partially offset by additional provision for loan losses for the quarter. The allowance for loan losses as a percentage of total loans was 8.14%, a decrease of 85 basis points compared to the end of the prior quarter.
Consolidated Metrics
Assets
•	Total loans (including loans held for investment and loans held for sale) were $6.4 billion at the end of the quarter, a decline of $269 million from the end of the prior quarter. The decrease was primarily due to loan payoffs of $501 million, principal repayments of $148 million and charge-offs of $89 million, partially offset by new loans closed in the quarter.
Credit
•	Loans on non-accrual were $699 million at the end of the quarter, a decrease of $89 million from the end of the prior quarter. The decrease was due to charge-offs, loan payoffs, loan sales and foreclosures. Non-accruals as a percentage of total loans were 10.99%, a decrease of 90 basis points compared to the end of the prior quarter.
•	Impaired loans were $931 million at the end of the quarter, a decrease of $46 million from the end of the prior quarter primarily due to charge-offs, loan payoffs, loan sales and foreclosures partially offset by new impaired loans. Impaired loans as a percentage of loans were 14.65%, a decrease of 10 basis points compared to the end of the prior quarter.
•	Loans 30-89 days delinquent were $28 million at the end of the quarter, a decrease of $29 million from the end of the prior quarter. Loans 30-89 days delinquent as a percentage of average loans were 0.44%, a decrease of 42 basis points compared to the end of the prior quarter.
•	Loans 90 or more days delinquent were $320 million at the end of the quarter, a decrease of $43 million from the end of the prior quarter. The decrease was primarily due to loan sales and foreclosures. Loans 90 or more days delinquent as a percentage of total loans were 5.03%, a decrease of 44 basis points compared to the end of the prior quarter.
•	Net charge-offs were $89 million, an increase of $3 million from the prior quarter. Net charge-offs for the trailing twelve months were $426 million, a decrease of $110 million from the prior quarter. Net charge-offs for the 12 months ended December 31, 2010 as a percentage of average loans were 5.78%, a decrease of 100 basis points compared to the 12 months ended September 30, 2010.
•	Allowance for loan losses was $329 million at the end of the quarter, a decrease of $65 million from the end of the prior quarter primarily due to charge-offs, partially offset by additional provision for loan losses for the quarter. The allowance for loan losses as a percentage of total loans was 5.17%, a decrease of 77 basis points compared to the end of the prior quarter.
Net Income
•	Total interest income was $150 million, a decrease of $3 million from the prior quarter due primarily to a decline of assets at the Parent Company resulting from loan payoffs and loan sales, partially offset by the net loan growth at CapitalSource Bank.

•	Provision for loan losses was $24 million for the quarter, a decrease of $15 million from the prior quarter.

•	Total operating expenses were $57 million, an increase of $2 million from the prior quarter. Operating expenses as a percentage of average total assets were 2.39%, an increase of 17 basis points from the prior quarter due primarily to a decrease in average total assets.

•	Gain on investments was $8 million for the quarter, a decrease of $22 million from the prior quarter primarily due to significantly lower gains on investment sales, lower dividend income received in the quarter and impairment losses.

•	Gain (loss) on derivatives, net was $1 million gain for the quarter, an increase of $3 million from the prior quarter.

•	Net expense of real estate owned (“REO”) and other foreclosed assets was $20 million expense for the quarter, an increase of $13 million from the prior quarter primarily due to higher unrealized losses and net expenses on REO held for sale and higher loan loss provision on loan receivables.

•	Other (expense) income, net was $6 million expense for the quarter, a decrease of $26 million from the $20 million income in the prior quarter. Other income in the prior quarter included a $17 million net gain on the deconsolidation of the 2006-A securitization trust. The expense this quarter primarily related to valuation adjustments on loans classified as held for sale, partially offset by loan-related fees and a gain on foreign currency adjustments.

•	Income tax benefit (expense) was a $2 million benefit, primarily due to Parent Company entities which had a net tax benefit of $21 million, partially offset by a $19 million net tax expense at CapitalSource Bank.
Valuation Allowance
•	The valuation allowance related to the Company’s deferred tax assets at quarter end was $414 million, a decrease of $16 million from the end of the prior quarter. The net deferred tax asset at quarter end, after subtracting the valuation allowance, was $98 million. The valuation allowance is a non-cash accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal.
Book Value
•	Book Value per share was $6.35 at the end of the quarter, a decrease of $0.05 from the end of the prior quarter. Total shareholders’ equity was $2,054 million at the end of the quarter, a decrease of $15 million from the prior quarter, primarily due to other comprehensive income adjustments related to foreign currency translation that caused book value to decline despite positive net earnings.
Share Count
•	Average diluted shares outstanding were 326.7 million shares for the quarter, compared to 325.3 million shares for the prior quarter. Total outstanding shares at December 31, 2010 were 323.2 million.
Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on December 28, 2010 to common shareholders of record on December 13, 2010.
Revised Metrics
•	In a continued effort to conform to a banking industry presentation, certain amounts in financial statements from prior periods have been reclassified to conform to the current period presentation, including:
1.	Fee income to other income, net or interest income; and

2.	Letter of credit fee expense from interest expense to other income, net.
In addition, all applicable ratios have been recast for prior periods to reflect metrics based on consolidated continuing operations and the reclassifications have been appropriately reflected throughout our audited consolidated financial statements. In June 2010 we completed the sale of our long-term healthcare facilities to Omega Healthcare Investors, Inc. and exited the skilled nursing home ownership business, so the financial results for this business are shown as discontinued operations for all periods presented.

A conference call to discuss the results will be hosted on Thursday, February 24, 2011 at 8:30 a.m. EST. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with pass code 9793639. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 Noon EDT February 24, 2011 through May 24, 2011. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with pass code 448203. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of December 31, 2010, CapitalSource had total assets of $9.4 billion and $4.6 billion in deposits. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about projected loan originations, asset growth, expected profits, liquidity position, and bank holding company application, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this presentation that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “forecast,” “plan,” “position,” “project,” “will,” “should,” “would,” “seek,” “continue,” “outlook,” “look forward,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; continued or worsening disruptions in credit and other markets; increase in interest rates and lending spreads; continued or worsening credit losses, charge-offs, reserves and delinquencies; our ability to successfully and cost effectively operate our business, including CapitalSource Bank; our ability to successfully grow CapitalSource Bank’s deposits and commercial loan assets or deploy its capital in favorable lending transactions; competitive and other market pressures on product pricing and services; success and timing of other business strategies; changes in tax laws or regulations affecting our business; our judgment employed in setting reserves could be based on erroneous assumptions; the nature, extent and timing of governmental actions and legislation; and other factors described in CapitalSource’s 2009 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource Fourth Quarter 2010 — Financial Supplement
Table of Contents

Consolidated Balance Sheets	10

Consolidated Statements of Income	11

Segment Balance Sheets	12

Segment Statements of Income	13

Selected Financial Data	14

Credit Quality Data	15

CapitalSource Fourth Quarter 2010 — Financial Supplement
CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Cash and cash equivalents	$820,450	$1,171,195
Restricted cash	128,586	168,468
Investment securities:
Available-for-sale, at fair value	1,522,911	960,591
Held-to-maturity, at amortized cost	184,473	242,078

Total investment securities	1,707,384	1,202,669
Commercial real estate “A” Participation Interest, net	—	530,560
Loans:
Loans held for sale	205,334	670
Loans held for investment	6,152,876	8,281,570
Less deferred loan fees and discounts	(106,438)	(146,329)
Less allowance for loan losses	(329,122)	(586,696)

Loans held for investment, net	5,717,316	7,548,545

Total loans	5,922,650	7,549,215
Interest receivable	57,393	87,647
Other investments	71,889	96,517
Goodwill	173,135	173,135
Other assets	563,920	656,994
Assets of discontinued operations, held for sale	—	624,650

Total assets	$9,445,407	$12,261,050

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$4,621,273	$4,483,879
Credit facilities	67,508	542,781
Term debt	979,254	2,956,536
Other borrowings	1,375,884	1,204,074
Other liabilities	347,546	363,293
Liabilities of discontinued operations	—	527,228

Total liabilities	7,391,465	10,077,791

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 323,225,355 and 323,042,613 shares issued and shares outstanding, respectively)	3,232	3,230
Additional paid-in capital	3,911,341	3,909,364
Accumulated deficit	(1,870,572)	(1,748,822)
Accumulated other comprehensive income, net	9,941	19,361

Total CapitalSource Inc. shareholders’ equity	2,053,942	2,183,133
Noncontrolling interests	—	126

Total shareholders’ equity	2,053,942	2,183,259

Total liabilities and shareholders’ equity	$9,445,407	$12,261,050

CapitalSource Fourth Quarter 2010 — Financial Supplement
CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(Unaudited)			(Unaudited)
Net interest income:
Interest income:
Loans	$133,259	$138,220	$183,750	$576,526	$806,336
Investment securities	16,830	14,608	13,516	61,648	60,959
Other	288	302	870	1,467	4,651

Total interest income	150,377	153,130	198,136	639,641	871,946
Interest expense:
Deposits	13,925	14,490	18,410	60,052	109,430
Borrowings	34,505	43,418	73,311	172,044	317,882

Total interest expense	48,430	57,908	91,721	232,096	427,312

Net interest income	101,947	95,222	106,415	407,545	444,634
Provision for loan losses	24,107	38,771	265,487	307,080	845,986

Net interest income (loss) after provision for loan losses	77,840	56,451	(159,072)	100,465	(401,352)

Operating expenses:
Compensation and benefits	29,906	28,565	40,423	122,077	139,607
Professional fees	8,807	8,792	13,076	36,466	56,932
Other administrative expenses	18,278	17,410	22,334	70,011	80,964

Total operating expenses	56,991	54,767	75,833	228,554	277,503

Other (expense) income :
Gain (loss) on investments, net	7,780	29,943	(1,158)	54,059	(30,724)
Gain (loss) on derivatives	1,275	(1,968)	(738)	(8,644)	(13,055)
Gain on residential mortgage investment portfolio	—	—	—	—	15,308
(Loss) gain on extinguishment of debt	(171)	—	577	925	(40,514)
Net expense of real estate owned and other foreclosed assets	(19,775)	(7,372)	(15,309)	(110,814)	(47,769)
Other (expense) income, net	(6,013)	20,147	10,191	31,239	21,079

Total other (expense) income	(16,904)	40,750	(6,437)	(33,235)	(95,675)

Net income (loss) from continuing operations before income taxes	3,945	42,434	(241,342)	(161,324)	(774,530)
Income tax (benefit) expense	(1,966)	(35,668)	5,125	(20,802)	136,314

Net income (loss) from continuing operations	5,911	78,102	(246,467)	(140,522)	(910,844)
Net income from discontinued operations, net of taxes	—	—	12,760	9,489	49,868
Net (loss) gain from sale of discontinued operations, net of taxes	—	—	(10,215)	21,696	(8,071)

Net income (loss)	5,911	78,102	(243,922)	(109,337)	(869,047)
Net loss attributable to noncontrolling interests	—	(83)	—	(83)	(28)

Net income (loss) attributable to CapitalSource Inc.	$5,911	$78,185	$(243,922)	$(109,254)	$(869,019)

Basic income (loss) per share:
From continuing operations	$0.02	$0.24	$(0.77)	$(0.44)	$(2.97)
From discontinued operations	$—	$—	$0.01	$0.10	$0.14
Attributable to CapitalSource Inc.	$0.02	$0.24	$(0.76)	$(0.34)	$(2.84)
Diluted income (loss) per share:
From continuing operations	$0.02	$0.24	$(0.77)	$(0.44)	$(2.97)
From discontinued operations	$—	$—	$0.01	$0.10	$0.14
Attributable to CapitalSource Inc.	$0.02	$0.24	$(0.76)	$(0.34)	$(2.84)
Average shares outstanding:
Basic	321,173,379	321,070,479	320,050,373	320,836,867	306,417,394
Diluted	326,657,654	325,337,737	320,050,373	320,836,867	306,417,394

Dividends declared per share	$0.01	$0.01	$0.01	$0.04	$0.04

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Three Months Ended December 31, 2010				Three Months Ended September 30, 2010
	CAPITALSOURCE	OTHER COMMERCIAL	INTERCOMPANY		CAPITALSOURCE	OTHER COMMERCIAL	INTERCOMPANY
	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED
Net interest income:
Interest income	$87,033	$66,523	$(3,179)	$150,377	$86,212	$69,745	$(2,827)	$153,130
Interest expense	15,511	32,919	—	48,430	16,024	41,884	—	57,908

Net interest income	71,522	33,604	(3,179)	101,947	70,188	27,861	(2,827)	95,222
Provision for loan losses	9,755	14,352	—	24,107	14,552	24,219	—	38,771

Net interest income after provision for loan losses	61,767	19,252	(3,179)	77,840	55,636	3,642	(2,827)	56,451
Compensation and benefits	10,773	19,133	—	29,906	10,667	17,898	—	28,565
Professional fees	530	8,277	—	8,807	461	8,331	—	8,792
Other operating expenses	20,213	15,322	(17,257)	18,278	17,469	14,566	(14,625)	17,410

Total operating expenses	31,516	42,732	(17,257)	56,991	28,597	40,795	(14,625)	54,767
Total other income (expense)	5,312	(5,226)	(16,990)	(16,904)	7,148	47,962	(14,360)	40,750

Net income (loss) from continuing operations before income taxes	35,563	(28,706)	(2,912)	3,945	34,187	10,809	(2,562)	42,434
Income tax expense (benefit)	18,854	(20,820)	—	(1,966)	(2,707)	(32,961)	—	(35,668)

Net income (loss) from continuing operations	$16,709	$(7,886)	$(2,912)	$5,911	$36,894	$43,770	$(2,562)	$78,102

	Year Ended December 31, 2010				Year Ended December 31, 2009
	CAPITALSOURCE	OTHER COMMERCIAL	INTERCOMPANY		CAPITALSOURCE	OTHER COMMERCIAL	INTERCOMPANY
	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED
Net interest income:
Interest income	$333,625	$315,934	$(9,918)	$639,641	$310,741	$567,214	$(6,009)	$871,946
Interest expense	65,267	166,829	—	232,096	111,873	315,439	—	427,312

Net interest income	268,358	149,105	(9,918)	407,545	198,868	251,775	(6,009)	444,634
Provision for loan losses	117,105	189,975	—	307,080	213,381	632,605	—	845,986

Net interest income (loss) after provision for loan losses	151,253	(40,870)	(9,918)	100,465	(14,513)	(380,830)	(6,009)	(401,352)
Compensation and benefits	43,578	78,499	—	122,077	44,516	95,091	—	139,607
Professional fees	1,988	34,478	—	36,466	2,518	54,414	—	56,932
Other operating expenses	68,130	61,449	(59,568)	70,011	53,440	72,185	(44,661)	80,964

Total operating expenses	113,696	174,426	(59,568)	228,554	100,474	221,690	(44,661)	277,503
Total other income (expense)	27,686	(1,932)	(58,989)	(33,235)	38,060	(86,261)	(47,474)	(95,675)

Net income (loss) from continuing operations before income taxes	65,243	(217,228)	(9,339)	(161,324)	(76,927)	(688,781)	(8,822)	(774,530)
Income tax expense (benefit)	13,628	(34,430)	—	(20,802)	(6,228)	142,542	—	136,314

Net income (loss) from continuing operations	$51,615	$(182,798)	$(9,339)	$(140,522)	$(70,699)	$(831,323)	$(8,822)	$(910,844)

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	December 31, 2010				September 30, 2010
		OTHER				OTHER
	CAPITALSOURCE	COMMERCIAL	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	INTERCOMPANY
	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$377,054	$571,982	$—	$949,036	$365,349	$389,255	$—	$754,604
Investment securities:
Available-for-sale	1,510,384	12,527	—	1,522,911	1,531,785	14,053	—	1,545,838
Held-to-maturity	184,473	—	—	184,473	208,222	—	—	208,222
Commercial real estate “A” Participation Interest, net	—	—	—	—	5,409	—	—	5,409
Loans	3,777,975	2,471,506	2,291	6,251,772	3,631,505	2,904,747	(26,956)	6,509,296
Allowance for loan losses	(124,878)	(204,244)	—	(329,122)	(131,005)	(262,637)	—	(393,642)

Loans, net of allowance for loan losses	3,653,097	2,267,262	2,291	5,922,650	3,500,500	2,642,110	(26,956)	6,115,654
Receivables due from affiliates	1,265	87,972	(89,237)	—	1,476	66,873	(68,349)	—
Other assets	391,095	479,154	(3,912)	866,337	346,577	579,437	(4,034)	921,980

Total assets	$6,117,368	$3,418,897	$(90,858)	$9,445,407	$5,959,318	$3,691,728	$(99,339)	$9,551,707

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,621,273	$—	$—	$4,621,273	$4,627,206	$—	$—	$4,627,206
Borrowings	412,000	2,010,646	—	2,422,646	300,000	2,198,764	—	2,498,764
Balance due to affiliates	87,972	1,265	(89,237)	—	66,873	1,476	(68,349)	—
Other liabilities	71,480	281,733	(5,667)	347,546	48,599	313,464	(5,523)	356,540

Total liabilities	5,192,725	2,293,644	(94,904)	7,391,465	5,042,678	2,513,704	(73,872)	7,482,510

Shareholders’ equity:
Common stock	921,000	3,232	(921,000)	3,232	921,000	3,233	(921,000)	3,233
Additional paid-in capital/retained earnings/deficit	(2,381)	1,112,080	931,070	2,040,769	(18,982)	1,154,229	910,155	2,045,402
Accumulated other comprehensive income, net	6,024	9,941	(6,024)	9,941	14,622	20,562	(14,622)	20,562

Total shareholders’ equity	924,643	1,125,253	4,046	2,053,942	916,640	1,178,024	(25,467)	2,069,197

Total liabilities and shareholders’ equity	$6,117,368	$3,418,897	$(90,858)	$9,445,407	$5,959,318	$3,691,728	$(99,339)	$9,551,707

Book value per outstanding share	$2.86	$3.48	$0.01	$6.35	$2.84	$3.64	$(0.08)	$6.40

CapitalSource Fourth Quarter 2010 — Financial Supplement
CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
CapitalSource Bank Segment:
Performance ratios:
Return on average assets	1.12%	2.50%	1.08%	0.88%	(1.23%)
Return on average equity	7.17%	16.43%	6.99%	5.84%	(7.86%)
Yield on average interest earning assets	6.13%	6.10%	6.15%	5.97%	5.58%
Cost of interest bearing liabilities	1.25%	1.30%	1.66%	1.34%	2.36%
Deposits	1.20%	1.26%	1.66%	1.31%	2.38%
Borrowings	1.98%	1.93%	1.59%	1.92%	1.83%
Borrowing Spread	0.99%	1.01%	1.42%	1.07%	2.03%
Net interest margin	5.04%	4.97%	4.74%	4.80%	3.57%
Operating expenses as a percentage of average total assets	2.10%	1.94%	1.77%	1.95%	1.75%
Core lending spread	7.56%	7.51%	7.59%	7.44%	7.17%
Loan yield	7.82%	7.80%	7.83%	7.71%	7.50%

Capital ratios:
Tier 1 leverage	13.15%	13.03%	12.80%	13.15%	12.80%
Total risk-based capital	18.13%	18.26%	17.47%	18.13%	17.47%
Tangible common equity to tangible assets	12.61%	12.85%	12.63%	12.61%	12.63%

Average balances ($ in thousands):
Average loans	$3,650,091	$3,550,818	$2,956,623	$3,379,093	$2,832,094
Average assets	5,942,619	5,857,253	5,629,210	5,833,173	5,732,960
Average interest earning assets	5,633,299	5,603,442	5,443,902	5,588,812	5,571,407
Average deposits	4,613,309	4,579,727	4,413,805	4,588,140	4,604,887
Average borrowings	317,337	315,228	201,967	271,707	133,227
Average equity	923,969	891,114	873,916	884,342	899,320

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(0.86%)	4.36%	(14.12%)	(3.98%)	(9.70%)
Return on average equity	(2.64%)	15.95%	(113.43%)	(15.83%)	(69.86%)
Yield on average interest earning assets	8.96%	8.05%	6.45%	7.80%	7.06%
Cost of interest bearing liabilities	6.21%	6.55%	4.71%	5.30%	4.42%
Borrowing spread	5.95%	6.26%	4.47%	5.03%	4.09%
Net interest margin	4.53%	3.21%	2.41%	3.68%	3.13%
Operating expenses as a percentage of average total assets	4.69%	4.06%	3.27%	3.80%	2.59%
Core lending spread	8.71%	8.32%	6.97%	7.77%	7.60%
Loan yield	8.97%	8.61%	7.21%	8.04%	7.93%

Leverage ratios:
Total debt to equity (as of period end)	1.79x	1.87x	3.64x	1.79x	3.64x
Equity to total assets (as of period end)	32.91%	31.91%	20.40%	32.91%	20.40%

Average balances ($ in thousands):
Average loans	$2,850,705	$3,204,263	$5,510,113	$3,892,401	$6,030,101
Average assets	3,617,207	3,987,312	7,225,887	4,595,977	8,567,450
Average interest earning assets	2,944,676	3,438,987	7,099,603	4,048,597	8,035,897
Average borrowings	2,104,012	2,535,383	6,098,344	3,150,115	7,137,868
Average equity	1,183,331	1,090,838	899,431	1,155,023	1,189,959

Consolidated CapitalSource Inc.: (1)

Performance ratios:
Return on average assets	0.25%	3.17%	(7.65%)	(1.36%)	(6.41%)
Return on average equity	1.13%	15.84%	(55.60%)	(6.97%)	(43.86%)
Yield on average interest earning assets	6.98%	6.74%	6.28%	6.65%	6.42%
Cost of interest bearing liabilities	2.73%	3.09%	3.40%	2.90%	3.60%
Borrowing spread	2.47%	2.80%	3.16%	2.63%	3.27%
Net interest margin	4.73%	4.19%	3.37%	4.24%	3.27%
Operating expenses as a percentage of average total assets	2.39%	2.22%	2.35%	2.21%	1.95%

Leverage ratios:
Total debt to equity (as of period end)	3.43x	3.44x	4.40x	3.43x	4.40x
Equity to total assets (as of period end)	21.75%	21.66%	17.93%	21.75%	17.93%
Tangible common equity to tangible assets	20.27%	20.20%	16.55%	20.27%	16.55%

Average balances ($ in thousands):
Average loans	6,473,048	6,730,019	8,448,474	7,247,342	8,847,113
Average assets	9,475,846	9,775,893	12,780,191	10,346,492	14,208,987
Average interest earning assets	8,550,228	9,017,367	12,525,243	9,613,256	13,592,222
Average borrowings	2,421,349	2,850,611	6,285,146	3,421,821	7,250,414
Average deposits	4,613,309	4,579,727	4,413,805	4,588,140	4,604,887
Average equity	2,081,134	1,958,206	1,758,551	2,016,404	2,076,616

(1)	Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.44%	0.86%	1.43%	3.27%	3.33%
Loans 30-89 days contractually delinquent	$27.8	$56.8	$109.7	$261.3	$276.2

Loans 90 or more days contractually delinquent:
As a % of total loans	5.03%	5.47%	5.98%	5.46%	5.50%
Loans 90 or more days contractually delinquent	$319.7	$362.6	$459.2	$436.8	$455.1

Loans on non-accrual:(2)
As a % of total loans	10.99%	11.89%	14.68%	14.25%	12.89%
Loans on non-accrual	$698.7	$787.9	$1,126.4	$1,140.1	$1,067.5

Impaired loans:(3)
As a % of total loans	14.65%	14.75%	19.15%	17.38%	15.10%
Impaired loans	$931.2	$977.5	$1,469.0	$1,390.6	$1,250.3

Allowance for loan losses:
As a % of total loans	5.17%	5.94%	7.54%	8.58%	7.09%
Allowance for loan losses	$329.1	$393.6	$578.6	$686.2	$586.7

Net charge offs (last twelve months):
As a % of total average loans	5.78%	6.78%	7.43%	7.50%	7.30%
Net charge offs (last twelve months)	$426.5	$535.6	$623.3	$654.8	$658.7

(1)	Includes loans held for investment and loans held for sale. Excludes the impact of deferred loan fees and discounts and the allowance for loan losses.

(2)	Includes loans with an aggregate principal balance of $270.5 million, $354.3 million, $371.9 million, $402.1 million and $356.6 million as of December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009 respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $14.7 million, $37.5 million, $51.4 million, $15.6 million and $2.4 million as of December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009, respectively.

(3)	Includes loans with an aggregate principal balance of $265.3 million, $340.0 million, $423.2 million, $416.4 million and $422.7 million as of December 31, 2010, September 30, 2010, June 30, 2010, March 31, 2010 and December 31, 2009, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $684.1 million, $787.9 million, $1,075.0 million, $1,124.6 million and $1,065.1 million as of December 31, 2010, September 30, 2010, June 30, 2010, March 31,2010 and December 31, 2009, respectively, that were also classified as loans on non-accrual status.